UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CAREMAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-0992224
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 NW 57 Court, Suite 400 Miami, FL	33126
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so registered	Name of each exchange on which each class is to be registered

Class A common stock, par value $0.0001 per share	The NASDAQ Stock Market LLC

Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (of applicable): 333-239580

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

CareMax, Inc. (f/k/a Deerfield Healthcare Technology Acquisitions Corp.) (the “Company”) hereby amends the registration statement on Form 8-A (File No. 001- 39391) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on July 16, 2020.

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the SEC of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of the Company and warrants to purchase Class A common stock (“Warrants”).

Prior to June 8, 2021, the Company had units, two classes of common stock (Class A common stock and Class B common stock, par value $0.0001 per share (“Class B common stock”)) and Warrants. On June 8, 2021, pursuant to the Business Combination Agreement dated December 18, 2020 (the “Business Combination Agreement”), by and among the Company, the entities listed in Annex I to the Business Combination Agreement (collectively, the “CareMax Group”), IMC Holdings, LP, a Delaware limited partnership (“IMC Parent”), CareMax Medical Group, LLC, a Florida limited liability company (“Old CareMax”), IMC Medical Group Holdings, LLC, a Delaware limited liability company (“IMC”) and Deerfield Partners, L.P. (solely for purposes of certain exclusivity and non redemption provisions), the Company purchased 100% of the equity interests in Old CareMax from members of the CareMax Group and 100% of the equity interests in IMC from IMC Parent, as a result of which, Old CareMax and IMC became wholly-owned subsidiaries of the Company (the “Business Combination”). As consideration for the Business Combination, among other things, the Company issued to the CareMax Group and IMC Parent a certain number of shares of Class A common stock determined based on a purchase price calculation described in the Business Combination Agreement.

In connection with the closing of the Business Combination, the Company’s second amended and restated certificate of incorporation was amended and restated (as so amended and restated, the “Charter”) to, among other things: (a) increase the total number of authorized shares of all classes of capital stock, par value $0.0001 per share, from (i) 111,000,000 shares, consisting of (A) 110,000,000 shares of common stock, including 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, and (B) 1,000,000 shares of preferred stock, to (ii) 261,000,000 shares, consisting of (X) 260,000,000 shares of common stock, including 250,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock, and (Y) 1,000,000 shares of preferred stock; (b) provide that no holder of shares of common stock will be entitled to preemptive, subscription, conversation or redemption rights; (c) provide that any director may resign at any time upon written notice to the Company; (d) change the post-Business Combination Company’s corporate name from “Deerfield Healthcare Technology Acquisitions Corp.” to “CareMax, Inc.;” and (e) eliminate references to effecting “a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination” from the purposes, powers and privileges provisions. Also, in connection with the consummation of the Business Combination, the Company’s bylaws were amended and restated (the “Amended and Restated Bylaws”) to account for the structure of the Company’s Board of Directors following the Business Combination and to conform to the Charter.

Additionally, in connection with the closing of the Business Combination, all of the outstanding shares of Class B common stock converted, on a one-for-one basis, into shares of Class A common stock.

At the Closing, $500,000 and $1,000,000 were deposited into adjustment escrow accounts, and of such $500,000 amount, 68% was deposited in cash and 32% was deposited in shares of Class A common stock, and of such $1,000,000 amount, 45% was deposited in cash and 55% was deposited in shares of Class A Common Stock, for the purpose of securing post-closing adjustment obligations of the CareMax Group and IMC Parent, respectively. Up to the entire amounts of the applicable escrow amounts will either be released to the applicable former owners of the CareMax Group and IMC Parent or the former sponsor of the Company, in accordance with certain adjustment mechanisms.

The description of the Class A common stock and Warrants registered hereunder and related rights is set forth under the heading “Description of Securities” beginning on page 268 of the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by the Company with the SEC on May 14, 2021 and is incorporated herein by reference. The description of the Common Stock and Warrants is qualified in its entirety by reference to Charter and the Amended and Restated Bylaws, which are filed as Exhibits 3.1 and 3.2 hereto and incorporated herein by reference, and the description of the Warrants is qualified in its entirety by reference to the Warrant Agreement, dated July 16, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, which is filed as Exhibit 4.3 and incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement, as amended, and are incorporated herein by reference:

Exhibit No.	Description
3.1	Third Amended and Restated Certificate of Incorporation.
3.2	Amended and Restated Bylaws.
4.1	Specimen Class A Common Stock Certificate.
4.2	Form of Warrant Certificate.
4.3	Warrant Agreement, dated July 16, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (Incorporated by reference to Exhibit 4.1 the Company’s Current Report on Form 8-K (File No. 001-39391), filed with the SEC on July 21, 2020).
10.1	Amended and Restated Registration Rights Agreement, dated as of December 18, 2020, by and among DFHT, the Sellers, DFHTA Sponsor LLC, Deerfield Partners and the other parties thereto (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K/A (File No. 001-39391), filed with the SEC on December 21, 2020).
10.2	Lock-Up Agreement, dated as of December 18, 2020, by and among DFHT, DFHTA Sponsor LLC, Deerfield Partners, certain other shareholders of DFHT and the Sellers (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A (File No. 001-39391), filed with the SEC on December 21, 2020).
10.3	Escrow Agreement, dated as of June 8, 2021, by and among the Company, DFHTA Sponsor LLC, O.M. Investment Group, Inc. and Continental Stock Transfer & Trust Company.*
10.4	Escrow Agreement, dated as of June 8, 2021, by and among the Company, DFHTA Sponsor LLC, IMC Holdings, LP and Continental Stock Transfer & Trust Company.*

* Certain portions of this exhibit (indicated by “[*]”) have been omitted because they are not material.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CAREMAX, INC.

By:	/s/ Kevin Wirges
Name: Kevin Wirges
Title: Chief Executive Officer

Dated: June 9, 2021